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                                                                    Exhibit 21.1

                          Subsidiaries of the Company
                          ---------------------------

Paragon Technology, Inc., a Pennsylvania corporation (in November 1996, the Company's Board of Directors approved the distribution of all of the issued and outstanding shares of Paragon's capital stock as a dividend to shareholders of record of the Company as of November 15, 1996. The Company anticipates that the distribution of this dividend will be completed before December 31, 1996.)

Fieldworks International, Incorporated, a Barbados corporation